Exhibit 10.30

4-1-14

OMP, INC.
310 GOLDEN SHORE, 1st FLOOR
LONG BEACH, CALIFORNIA 90802

November 30, 2001

Mr. Curtis Cluff
12901 Martha Ann Dr.
Los Alamitos, California 90720

Dear Curtis:

Thank you for making the effort to come and visit with Brad, Bob and John at Stonington’s New York office. As we talked, it gives me great pleasure to extend to you the following offer of employment at OMP, Inc.  The details of this offer is as follows:

1.               Your title will be Chief Financial Officer (CFO). As we discussed during the interview process, it is our aim to provide you with a broader range of experience than a traditional CFO. It is my intention to consider additional responsibilities for operations, including distribution, warehouse, suppliers contractor, and etc. Clearly this is contingent on your overall performance and contribution to OMP’s business performance.

2.               Your annualized salary will be $200,000.00 paid bi-monthly. In recognition of your current salary, we promise to consider above average annual raises in the next couple of years.

3.               You will participate in the Annual Incentive Plan for performance year 2002. Your target award is 50% of your base salary, primarily tied to achieving specific performance targets (e.g., EBITDA). For the first year only, payment of one half of this target award will be guaranteed. This guarantee can be altered by the Board of Directors based on extraordinary circumstances.

4.               4. Subject to final approval by the Compensation Committee of the Board, on your starting date as an employee of OMP, you will receive 75,000 options to purchase OMP Stock. These options will vest at 20% per year for each year from the date of grant. The grant of the stock options will be subject to the other terms and provisions of the company’s 2000 stock option plan and stock option agreement which accompanies this letter, and to the satisfaction of all federal and state securities laws. The exercise

PH

FX  562-628-1008

price of such options will be determined based on current a fair market valve, which is being determined now by the Board of Directors.

5.               You will be eligible to participate in the following OMP Employee Benefit Plan: Group Health and Life Insurance; 401 K Pension Plan; Long Term Disability: Business Travel Accident and Voluntary Accident. Details of these plans are enclosed.

6.               You will be entitled to three-week vacation annually. The vacation policy is based on a “use it or lost it” philosophy in a given calendar year.

7.               For purposes of this offer letter, any act by you involving fraud, willful malfeasance or similar wrongful acts, or willful and continuing neglect of your duties after notice of such, shall be grounds for you to be “Terminated For Cause.” If you are terminated for any other reason, you shall be deemed “Terminated Without Cause.” In the event that you are terminated without cause, the Company will pay you an agreed upon severance amount equal to six (6) months of your then base salary, paid in equal semi-monthly installments during the six (6) month periods or a lump sum. You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment.

This letter serves as an offer of employment, not as an employment contract. OMP is an employer-at will. This means either party can terminate our relationship at any time for any reason.

As we agreed, your starting date is planned to be January 15, 2002, pending the progress of your negotiations. I understand that there is a possibility that existing commitments may cause a delay in that planned start date. It is my intension to be flexible, however I would ask that you keep me informed of any delays in advance to the extent possible. As we discussed, the latest possible start date for this agreement will be February 4, 2002, this offer can be rescinded at any time prior to your actual start date.

If you are in agreement with this proposal, please return a signed copy and keep one for your records.

I hope you have a great New Years celebration. I know mine will be more festive knowing that you are going to join OMP.

Sincerely,

/s/ A.T. McNamara
A.T. MCNAMARA

/s/ Curtis Cluff
CURTIS CLUFF

CC:	STONINGTON PARTNERS
JUDY HATTENDORF
TOD LINSTROTH